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                                                                     EXHIBIT 8.1
               [Letterhead of Kronish Lieb Weiner & Hellman LLP]


                                                                October 13, 2000

Intermedia Communications Inc.
One Intermedia Way
Tampa, FL 33647

Dear Sirs:

   We have acted as counsel for Intermedia Communications Inc., a Delaware corporation ("Intermedia"), in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 1, 2000, by and among WorldCom Inc., a Georgia corporation ("WorldCom"), Wildcat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Wildcat") and Intermedia, in which Wildcat will be merged with and into Intermedia (the "Merger"), with Intermedia surviving as a wholly owned subsidiary of WorldCom. Capitalized terms not otherwise defined herein shall have the meanings specified in the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of WorldCom and Intermedia (the "Joint Proxy Statement/Prospectus"), as filed with the Securities and Exchange Commission (the "SEC").

   You have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Registration Statement, which includes the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Intermedia and WorldCom in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions is untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Joint Proxy Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.

   Based upon the foregoing, for U.S. Federal income tax purposes, it is our opinion that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) WorldCom, Intermedia and Wildcat will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) U.S. holders of Intermedia common stock or Intermedia preferred stock who receive WorldCom common stock or WorldCom preferred stock for their Intermedia stock in the Merger will not recognize gain or loss for U.S. Federal income tax purposes, except with respect to cash, if any, they receive (A) in lieu of fractional shares of WorldCom common stock or (B) pursuant to the Wildcat Cash Election (as defined in the Merger Agreement), (iv) each U.S. holder's aggregate tax basis in the WorldCom capital stock received in the Merger will be the same as the U.S. holder's aggregate tax basis in the Intermedia capital stock surrendered in the Merger, decreased by the amount of any tax basis allocable to any fractional share interest in WorldCom common stock for which cash is received and decreased by any cash received as a consequence of the Wildcat Cash Election (as defined in the Merger Agreement) in excess of the portion of that cash that is recognized as taxable gain, and (v) the holding period of the WorldCom capital stock received in the Merger by a U.S. holder of Intermedia capital stock will include the holding period of the Intermedia stock that the U.S. holder surrendered in the Merger.
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   Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue
Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

   This opinion is being provided for the benefit of Intermedia so that Intermedia may comply with its obligations under the federal securities laws. We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                          Very truly yours,

                                          /s/ Kronish Lieb Weiner & Hellman
                                          LLP